FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

GOOD HARBOR FINANCIAL, LLC

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of November 28, 2018, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Good Harbor Financial, LLC, a Delaware Limited Company (the "Adviser") located at 330 E Main Street, 3rd Floor, Barrington, IL 60010.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of November 29, 2012 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to raise the annual operating expense limitation fee as a percentage of net assets of the Good Harbor Tactical Core US Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Good Harbor Tactical Core US Fund
Class A	1.75%
Class C	2.50%
Class I	1.50%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

GOOD HARBOR FINANCIAL, LLC

By: /s/ David Armstrong

Name: David Armstrong

Title: Portfolio Manager / Partner